EXHIBIT 10.14
TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (the “Agreement”) is made and entered into December15, 2004, between Bio-Products International, Inc. (“Bio-Products”), a company incorporated under the laws of the State of Alabama (the “Licensor”), and International Waste Processors, Inc. (“IWP”), a company incorporated under the laws of the State of Nevada (the “Licensee”) (the Licensor and Licensee may hereinafter be either individually referred to as the “Party” or collectively referred to as the “Parties”).

PREMISES:

Whereas, Dr. Michael II. Eley (“Eley”), in his continuous capacity as an employee of the University of Alabama in Huntsville (“UAH”), developed certain proprietary intellectual property, patented processes, and patent pending processes for the volume reduction, separation, recovery, and recycling of various components of waste materials, including without limitation, Municipal Solid Waste (“MSW”), which technology has been reduced to U.S. Patent No. 6,306,248 (the “U.S. Patent”) and Patent Cooperation Treaty, International Application No. PCT/US01/50049 (the “PCT”) (collectively, the “UAH Technology”). The UAH Technology constitutes the first of the two parts of the “Technology” (as defined herein). Eley is also a major stockholder, President and CEO of Bio-Products;

Whereas, pursuant to that certain Amended and Restated License Agreement, effective August 18, 2003, which supersedes and replaces the original license agreement date November 13, 1992, and all amendments thereto, between UAH and Bio-Products (the “Amended and Restated UAH License”) (a complete copy of which is attached as Exhibit A), UAH granted an exclusive worldwide license to Bio-Products covering the UAH Technology, including the rights to make, have made, use, lease and sell certain products, and to practice certain processes, and to license some or all of the rights granted to others, such products and processes being more specifically defined in the UAH License;

Whereas, Donald E. Malley (“Malley”) developed certain proprietary intellectual property, equipment designs, and process operating procedures related to the UAFI Technology, including the expertise and know-how for fabrication and continuous operation of a small waste reduction process plant at a commercial sanitary landfill for a period of eighteen months (collectively, the “M & M Technology”). Malley, the developer, and M & M Consulting, Inc. (“M & M”), a company incorporated under the laws of the State of Mississippi and owner of the M & M Technology, have assigned all rights to the M & M Technology to Bio-Products (a complete copy of the Amended and Restated Stock Purchase and Assignment Agreement is attached as Exhibit B). The M & M Technology constitutes the second of the two parts of the “Technology” (as defined herein). M & M is also a minority stockholder in Bio-Products, and Malley is a Vice President of ho-Products;

Whereas, Bio-Products desires to enter into a license agreement with the Licensee to provide the Technology and future improvements for the construction and operation of commercial scale municipal solid waste processing and recycling facilities subject to the terms and conditions set forth herein;

Whereas, the Licensee either has the financial resources, or has agreed to use their best efforts to secure the financial resources, for the design, engineering, fabrication and purchase of processing equipment, construction and operation of processing facilities, and marketing and promotion of commercial facilities that are compatible with the Technology;

Whereas, the Licensee desires to enter into a license agreement with Bio-Products to use the Technology for commercial purposes upon the terms and conditions hereinafter set forth;

Now, therefore, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE I - DEFINITIONS

For purposes of the Agreement, the following words and phrases shall have the following meaning:

1.1 “Technology” shall mean the inventions, technology, and proprietary intellectual property and information developed by Bio-Products, Eley, Malley, M & M, and UAFI created or discovered prior to or after the effective date of this Agreement, including, but not limited to, inventions, processes, process operating procedures and discoveries, patents, patent applications, trade secrets, developments, facility designs, equipment designs, works of authorship, formulas, software programs, techniques, information, expertise, know-how, data research, mask works, all intellectual and industrial property rights of any sort, all rights of integrity, disclosure and withdrawal, copyrights, trade names and trademarks, which are related to the recycling, processing, collection, storage, disposal, treatment, utilization or reduction of waste or waste components or the conversion of cellulosic materials to fuels or other materials or other use of cellulosic materials for the production of energy or otherwise. Technology includes without limitation, the UAH Technology, the M & M Technology, United States Patent Number 6,306,248 and Patent Cooperation Treaty International Application Number PCTIUSOI/50049.

1.2  “Third Party” shall mean any person or entity other than Bio-Products, Eley, Malley, M & M, UAH, the Licensee and Sub-Licensees of the Licensee.

1.3 “Operating Day” shall mean a day in which the facility (i) processes waste equal to or in excess of the facility’s daily design capacity; or (ii) processes all of the waste brought to the facility for processing on such day; or (iii) processes as much waste as allowed by any downstream, limitation, such as but not limited to, any limitations on the downstream processing or disposal of the cellulosic product.

ARTICLE II - GRANT OF LICENSE

2.1  Subject to the terms and conditions of the Agreement, Bio-Products hereby grants a license to the Licensee to utilize the Technology to construct and operate commercial scale municipal solid waste processing and recycling facilities in the following countries: China, Japan, Korea, France Iraq, Afghanistan, United Arab Emirates, Bahrain, Kuwait, Oman, Qatar, Saudi Arabia, Yemen, Jordan, Egypt, and Israel.

(a)	The license granted by Bio-Products to the Licensee under this Agreement shall be exclusive in all of the above named countries.

(b)
For each facility to be constructed and operated under this Agreement by the Licensee, a proposal on the economic feasibility of the facility shall be prepared and submitted to Bio-Products for review and comment. Bio-Products shall submit its comments in writing to the Licensee in a timely manner, not to exceed sixty (60) days. If the Licensee, at its discretion, decides to proceed with said facility, then the Licensee shall grant a site-specific sub-license to a USA entity (the “Sub-Licensee”) that shall own and/or operate the facility. Such sub-license agreement shall be subject to the approval of Bio-Products, which approval shall not be unreasonably withheld.

2.2  The term of this license shall extend from the effective date of the this Agreement, for a period of twenty (20) years, unless extended, terminated or replaced by agreement of the Parties hereto, or unless otherwise extended or terminated, as elsewhere provided in this agreement. This Agreement shall be extended automatically in any of the countries named in Paragraph 2.1 until the expiration date of the last patent issued to Bio-Products and/or UAH covering the Technology in any of the said countries.

2.3  Anything to the contrary contained elsewhere in this Agreement notwithstanding, Bio-Products shall retain all of the exclusive rights granted under the UAI-I License and all of the exclusive rights obtained by assignment from Malley and M & M, including the worldwide exclusive right to license some or all of its rights not granted to the Licensee under this Agreement to Third Parties to utilize the Technology.

ARTICLE III - FEES, ROYALTIES. AND OTHER CONSIDERATION

3.1  Licensee shall pay a one-time licensing fee of one hundred thousand dollars ($100,000 USD) per country upon obtaining a contract to construct a facility in any of the countries in Paragraph 2.1. All amounts of money in this Agreement shall be in United States Dollars (“USD”).

3.2  The Licensee or its Sub-Licensee shall pay to Bio-Products a one-time royalty of ten thousand dollars ($10,000.00 USD) per ton of capacity for each facility to be constructed in the countries named in Paragraph 2.1 until this Agreement or any extension thereof expires or is terminated. The one-time royalty shall be paid in five (5) installments as follows: (i) Twenty percent (20%) within thirty (30) days after the effective date of the sub-license agreement for the facility, (ii) twenty percent (20%) within thirty (30) days after completion of plant design and equipment specifications for the facility, (iii) twenty percent (20%) within thirty (30) days after completion of equipment vendor selection and issuance of equipment purchase orders for the facility, (iv) twenty percent (20%) within thirty (30) days after final equipment shipment from the USA to the facility site, and (v) twenty percent (20%) within thirty (30) days after completion of employee training. All of the above shall be performed either in the USA or a mutually satisfactory foreign location. Design engineering, equipment specifications, equipment vendor selection shall be completed in cooperation with a qualified engineering firm that is acceptable to Bio-Products and that will supervise the on-site construction and equipment installation. Payment of said royalties shall be by wire transfer of funds to a Bio-Products bank account.

3.3  As additional consideration and for their experience and know-how regarding the Technology, the Licensee or its Sub-Licensees shall pay Bio-Products a monthly fee for technical services. Such technical services shall initially be provided by Eley and Malley who are employees of Bio-Products, and who agree to provide whatever technical services are reasonably requested of them by Licensee or its Sub-Licensees. Payments to Bio-Products for the technical services shall be ten thousand dollars ($10,000 USD) per month payable on or before the first (1st) business day of the month following the Licensee’s or its Sub-Licensees’ initial down payment for the process vessels for construction of the licensee’s plant and continuing each month thereafter until the facility has been in operation for thirty (30) Operating Days, as defined in Paragraph 1 .3 (the “Operational Date”). During any above period Bio-Products shall provide whatever services are reasonably requested of it by Licensee or its Sub-Licensees. Bio-Products and Licensee agree that all phases of the design and construction of a facility in the countries named in Paragraph 2.1, including employee training shall occur in the United States or a mutually agreeable foreign location.

If at any time Bio-Products fails to undertake technical services requested, then Licensee or its Sub-Licensees may cease all payments as set forth in this Paragraph 3.3, until such time as the failure to undertake the technical services request is remedied.

3.4  All facilities to be constructed and operated under this Agreement shall be connected to Bio-Products via the Internet and video communications for monitoring the operation of key pieces of equipment and videoconferences with facility management and maintenance personnel. For technical services to be provided by Bio-Products during periods not included in Paragraph 3.3, Licensee or its Sub-Licensees shall pay five hundred dollars ($500 USD) per day, based on eight (8) hours per day, per person payable in ten (10) days after receipt of an invoice from Bio-Products. Bio-Products shall invoice Licensee or its Sub-Licensees for such technical services no more than once each month. The daily rate for technical services provided by Bio-Products of five hundred dollars ($500 USD) shall be adjusted January 1 of each year based on the United States Department of Labor’s Bureau of Labor Statistics’ Consumer Price Index, using the date of this Agreement for determining the base for computing the adjustment. For example, assuming the base for the date of this Agreement is 100 and the index figure on the date for adjustment is 105, the adjustment would be 105/100=105%. The existing daily rate of five hundred dollars ($500 USD) would then be increased by five percent (5%) or twenty-five dollars ($25 USD) to five hundred twenty-five dollars ($525 USD).

3.5  Additionally, with respect to the technical services provided by Bio-Products, the Licensee or its Sub-Licensees shall either provide pre-paid expense accounts or reimburse Bio-Products and/or its employees for the reasonable transportation, lodging, food, and other expenses incurred by Bio-Products and/or its employees in the performance of such technical services for the Licensee or its Sub--Licensees. In either case, itemized expense reports and receipts shall be submitted to the Licensee or its Sub-Licensees by Bio-Products and/or its employees within ten (10) business days of completion of travel or a specific project in which expenses arc incurred. The Licensee shall establish a travel expense policy and procedure, which policy and procedure its Sub-Licensees and Bio-Products and/or its employees shall adhere to unless the Parties agree, in writing, otherwise. Any reimbursement for expenses shall be paid by the Licensee or its Sub-Licensees within ten (10) business day of receipt of such expense reports submitted by Bio-Products and/or its employees.

3.6  For all facilities to be sub-licensed under this Agreement, the Licensee agrees that the facility design, equipment designs and specifications, on-site engineering firm, and all facility management and maintenance personnel must be approved by Bio-Products, which approval shall not be unreasonably withheld.

3.7  Due to the proprietary nature of the process vessel design, the Licensee agrees that Bio-Products shall maintain the exclusive right of vessel manufacture, and the Licensee and its Sub-licensees shall purchase all required vessels exclusively from Bio-Products. The purchase price shall be cost plus fifteen percent (15%), not including shipping costs or taxes. All other equipment required for construction and operation of waste processing and recycling facilities utilizing the Technology may be purchased from other vendors with mutual agreement between the Licensee, its Sub-Licensees, Bio-Products, and the on-site engineering firm. All vessels to be constructed under this Agreement are to be built to Bio-Products’ specifications by or under the supervision of Mississippi Tank Company (“MTC”) and shipped to the requested locations. Shipping costs and applicable taxes shall be itemized and included in the cost of vessels and shall be invoiced to and paid by the Licensee or its Sub-Licensees. Bio-Products shall from time to time seek the qualifications of and obtain cost quotations from alternative vessel manufacturers to manufacture future process vessels as needed such that the same may be provided to Licensee or its Sub-Licensees having equal or higher quality than that established by Bio-Products from MTC and may be transported to the required facility at a cost equal to or less than that established by Bio-Products from MTC, including the cost of shipping and taxes. If future vessels arc purchased at a cost, excluding shipping costs and taxes, below the most recent purchase price, Licensee and its Sub-Licensees agrees to pay Bio-Products an amount equal to twenty-five percent (25%) of the cost savings.

3.8  The Licensee shall maintain all such books and records as are necessary to accurately determine all amounts due and payable to Bio-Products, Eley, Malley, or its other employees under Article III of this Agreement, which books and records the Licensee and/or its Sub-Licensees shall make reasonably available, upon the submission of a written request from Bio-Products for inspection by Bio-Products and/or its designated representative at a time mutually convenient to Bio-Products and the Licensee. Bio-Products agrees to treat all such information respecting Licensee’s books and records as confidential.

3.9  All payments shall be paid by wire transfer of funds to a bank account to be designated by Bio-Products.

ARTICLE IV - INVENTIONS AND DISCOVERIES

4.1  All rights, title, and interest in and to the Technology and all patent applications and patents thereon or relating thereto as presently exist, both foreign and domestic, shall remain the sole and exclusive property of Bio-Products and/or UAH. In addition, patents and patent applications, both foreign and domestic, with respect to the existing Technology shall be applied for and prosecuted, and if received, shall issue solely in Bio-Products’ or UAH’s name.

4.2  All rights, title, and interest in and to all future inventions, processes, enhancements, improvements and other discoveries made by Bio-Products, or any person acting for and under the direction of Bio-Products or the Licensee, or any other employee or agent of Bio-Products, or the Licensee, relating to the Technology shall be owned by Bio-Products and/or UAH. All patent applications and patents thereon, foreign and domestic, whether made by any of the Parties or UAH, or jointly by the Parties and UAH or jointly by at least one employee of each Party, shall be owned exclusively by Bio-Products and/or UAH. Bio-Products shall provide the Licensee with detailed information concerning all such related, future inventions, processes, enhancements, improvements and other discoveries upon request. To the extent required to accomplish the foregoing, the Licensee shall execute any and all assignments of patents or other documents to Bio-Products and/or UAH, if required for any such patents to issue in Bio-Products’ or UAH’s name. For future patents to be applied for and prosecuted in any of the countries named in Paragraph 2.1, Licensee shall request such action and agree to reimburse Bio-Products for the costs of such application and prosecution, and if granted also reimburse Bio-Products for the issuance and maintenance fees. Bio-Products hereby grants to the Licensee an exclusive license in the countries named in Paragraph 2.1, subject to the same terms and conditions set forth in this Agreement, to utilize all such future inventions, processes, enhancements, improvements and other discoveries at no additional royalty or cost, except that the term of this Agreement shall be extended by agreement of the Parties or automatically to the expiration date of any subsequently issued patent in any of the countries named in Paragraph 2.1.

4.3  The Technology of Bio-Products and/or UAU shall be maintained by the Licensee free and clear of all liens and encumbrances or rights of any Third Party. Neither Bio-Products nor Licensee shall sub-license, encumber, transfer or assign the Technology of Bio-Products and/or UAH without the written consent of the other party, except as provided in this Agreement.

4.4  The provisions of this Article shall apply to both foreign and domestic inventions, processes, enhancements, improvements and other discoveries relating to the Technology and to all patent applications and patents related thereto.

4.5  The Parties shall cooperate in good faith to protect any such invention, process, enhancement, improvement or other discovery, and to make all necessary applications, assignments, as provided herein, and filings, including patents, industrial designs, copyright registrations, trademark registrations and other legal protections, necessary or helpful to protect their interests therein.

ARTICLE V - REPRESENTATIONS AND WARANTIES
OF BIO-PRODUCTS

Bio-Products hereby represent and warrants, as of the date hereof, as follows:

5.1  Bio-Products is a corporation, duly organized, validly existing and in good standing under the laws of Alabama. Bio-Products has all requisite power and authority, corporate and otherwise, to execute, deliver, observe, and perform its obligations under, this Agreement. The execution, delivery and performance by ho-Products of this Agreement have been duly authorized by all necessary corporate action and does not and will not violate Bio-Products’ Articles of Incorporation or Bylaws or any provision of any agreement, law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect to which Bio-Products is a party or is subject.

5.2  Bio-Products possesses all such franchises, licenses, patents, or other rights necessary to enter into, and satisfy its obligations under, this Agreement, without (to the best of Bio-Products knowledge) any conflict with, or infringement of, the franchises, licenses, patents or other rights of Third Parties.

5.3  Bio-Products has the exclusive rights to grant some or all of its rights or licenses to Third Parties to utilize the Technology not granted to the Licensee under this Agreement in various geographical locations worldwide.

5.4  There is no action, suit, proceeding or claim pending or, to the knowledge of Bio-Products, threatened against Bio-Products in any way relating to the Technology. There is no action, suit, proceeding or claim pending or, to the knowledge of Bio-Products, threatened against Bio-Products’ properties, assets or business which might have a materially adverse effect on Bio-Products’ rights or ability to perform this Agreement in accordance with its terms. No investigation by any governmental agency is pending or threatened against Bio-Products or the properties, business, or goodwill of Bio-Products, which has or might have a materially adverse effect on Bio-Products’ rights or ability to perform this Agreement in accordance with its terms. There is no outstanding order, writ, injunction, or decree of any court, government or governmental agency against Bio-Products or its assets, business or goodwill. Bio-Products is not in violation of any law or governmental regulation applicable to it, to the Technology, or to its properties or business, including but not limited to any applicable safety, environmental control, or similar law or regulation.

5.5  There is no claim or demand of any Third Party pertaining to, or any proceedings, which are pending or, to the knowledge of Bio-Products, threatened which challenge the rights of Bio-Products in respect of any of the Technology. No technology owned, licensed or used by Bio-Products is subject to any outstanding order, decree, judgment, or stipulation by or with any court, arbitrator or administrative agency, or, to the best of Bio-Products’ knowledge, infringes upon the rights of Third Parties.

5.6  Bio-Products reserves the right to, but as of the effective date of this Agreement has not, put any Third Party on notice of, and is not a party to any suit alleging, any infringement or alleged infringement of any of the Technology. Bio-Products is aware that there are currently bases for putting certain Third Parties on notice and/or filing claims, action, or litigation alleging infringement of the Technology.

ARTICLE VI- INDEMNITY AND INSURANCE

6.1 (a)
The Licensee and its Sub-Licensees shall indemnify defend and hold Bio-Products, M&M, and UAH and their respective directors, trustees, officers and employees harmless from and against any and all claims and expenses, including reasonable attorneys’ fees and other legal expenses, arising our of the death or injury of any person or persons, any damage to the property, or any other claim, proceeding, demand, expense, or liability of any kind whatsoever resulting from, or attributable to utilization of the Technology in any of the countries named in Paragraph 2.1 (see Paragraph 10.3 below and Exhibit A).

(b)
At least ten (10) days prior to commencement of any activities on the site of each facility of the Licensee or its Sub-Licensees to be constructed and utilize the Technology pursuant to this Agreement, the Licensee or its Sub-licensee shall provide to Bio-Products copies of certificates evidencing the purchase of policies of insurance against the liabilities described in Paragraph 6.1 (a), naming UAH and all of the Parties hereto as additional insured, in amounts not less than one million dollars ($1,000,000 USD) per claim.

ARTICLE VII- PATENT INFRINGEMENT

7.1 (a)
Bio-Products shall notify the Licensee, and the Licensee shall notify Bio-Products, of any infringement suits that may be brought against any Party to this Agreement within three days after learning of the existence thereof. Bio-Products and/or UAFI shall defend at their own expense all infringement suits relating to the existing Technology, and any future discoveries, inventions, improvements, processes and enhancements described in Paragraphs 4.1 and 4.2 of the Agreement. In connection with the defense by Bio-Products and/or UAH of any Third Party claim, the Licensee shall take reasonable actions as are necessary or desirable to assist Bio-Products and/or UAH in any such action. If the Licensee is called upon to take action in a way, which requires it to make available its own personnel or to retain counsel and/or experts, Bio-Products shall reimburse the Licensee for the direct costs of the Licensee’s personnel involved and for the fees and disbursements incurred on account of the Licensee’s counsel and experts. Such reimbursement of the Licensee shall be by deduction from amounts to be paid to Bio-Products by the Licensee for use of the Technology under this Agreement.

(b)
The Licensee shall at its own expense defend all infringement suits relating to any variations, modifications and alterations of the Technology that were made by the Licensee without the written acknowledgement and consent of Bio-Products to make any such variations, modifications, and alterations of the Technology. The Licensee shall not be entitled to any deduction from amounts due Bio-Products on account of such expenses.

7.2  Bio-Products shall have the sole right (but not the obligation) to take enforcement action against or settle infringement activity arising under any of the patents covering the Technology. If Bio-Products is unable to take enforcement action or settle infringement activity for financial reasons, Bio-Products may request Licensee to provide financing to jointly with Bio-Products take such action. Licensee shall, at its sole discretion, determine whether to provide the financial resources for any such action. The Licensee shall take all reasonable actions as are necessary to assist Bio-Products in any such action. If the Licensee is called upon to take action in a way, which shall require it to make available its own personnel or to retain counsel and/or experts, Bio-Products shall reimburse the Licensee for the direct cost of the Licensee’s personnel involved and for the fees and disbursements incurred on account of the Licensee’s counsel and experts. Such reimbursement of the Licensee shall be by deduction from amounts to be paid to Bio-Products by the Licensee for use of the Technology under this Agreement.

7.3  In connection with the defense by Bio-Products of any Third Party claims not addressed in Paragraphs 7.1 or 7.2, the Licensee shall participate and cooperate, as Bio-Products shall, from time to time, reasonably request. If the Licensee is called upon to take action in a way which shall require it to make available its own personnel or to retain counsel and/or experts, the Licensee shall be entitled to a deduction from any amounts due Bio-Products under this Agreement. If there are no such amounts due Bio-Products under this Agreement, then Bio-Products agrees to pay Licensee all personnel, counsel, expert and courts costs thirty days after notification of such expenses by the Licensee in connection with Bio-Products’ defense of such suits.

ARTICLE VIII - FABRICATION AND CONSTRUCTION

8.1  The Licensee and its Sub-Licensees shall use their best efforts to assure that all construction and any fabrication that takes place in any of the countries named in Paragraph 2.1 meets or exceeds all safety standards that would be required in the USA and in the countries wherein the Technology shall be utilized.

8.2  Bio-Products will use its best efforts to assure that all engineering designs, fabricated equipment, processes, formulas, recipes, and plans to be provided to the Licensee and its Sub-Licensees meet or exceed all applicable and material safety standards of the USA and any of the countries wherein the Technology shall be utilized.

8.3  The Licensee and its Sub-Licensees shall use their best efforts to obtain, or cause to be obtained, all material local, regional, and national permits necessary for the construction and operation of any facility in any of the countries that will utilize the Technology.

ARTICLE IX - CONFIDENTIALITY

9.1 The Parties hereto each possess confidential information of both a technical and a non--technical nature. It is understood that it has been and may be necessary for one to disclose same to the other, and the Parties agree such disclosures have been and will be made under and subject to the Confidentiality, Non-Disclosure, and Non-Use Agreement previously executed by the Parties (attached hereto as Exhibit C)

ARTICLE X - AGREEMENT BETWEEN BIO-PRODUCTS AND UAH

10.1  Bio-Products shall comply with all of the terms and conditions of, and perform all of its obligations under, the UAH License. Bio-Products shall not agree to any amendment or modification of the UAH License that would materially affect the terms and conditions of this Agreement without the written consent of Licensee.

10.2  If at any time Bio-Products defaults in its duties in connection with, or by its conduct attempts to or actually terminates the UAII License which default and/or termination affects or terminates the ability of Bio-Products to grant the license contained in this Agreement, then the Licensee will be automatically entitled to and may at its sole discretion enter into contractual agreements with and pay directly to UAH the amounts necessary to obtain or maintain the UAH License. If Licensee does not enter into contractual agreements with UAH, but rather cures any financial default of Bio-Products only, then such sums paid to UAH on behalf of Bio-Products shall be deducted from any royalties owed to Bio-Products under this Agreement. If no such royalties are owed to Bio-Products under this Agreement then such sums will be treated as an interest free loan to Bio-Products.

10.3  Any provision of this Agreement to the contrary notwithstanding, this Agreement shall be construed and interpreted so that the terms and conditions hereof shall not be inconsistent with the terms and conditions of the UAH License, attached hereto as Exhibit A.

ARTICLE XI- PUBLICITY OF LICENSE

11.1 Upon the request of the Licensee, Bio-Products shall cooperate and provide assistance in the development of public statements, advertising, sales literature or promotional materials to describe or promote the Technology.

ARTICLE XII - VISITS TO PREMISES

12.1  The Licensee shall, from time to time, permit Bio-Products to bring visitors to tour any facility utilizing the Technology, provided, that Bio-Products shall notify the Licensee at least seventy--two (72) hours in advance of any proposed visit, that such visits shall be limited to reasonable times and intervals, and contingent upon each visitor signing an appropriate Confidentiality, Non-Disclosure and Non-Use Agreement, and such visitors shall also be subject to all relevant safety and other regulations that apply to any other visitors to the facility. No persons other than those designated by Bio-Products shall have the right to visit any facility utilizing the Technology without the Licensee’s express written consent.

ARTICLE XIII - EVENTS OF DEFAULT AND REMEDIES

13.1  The Licensee shall be in breach of this Agreement in the event of:

(a)
The Licensee’s failure to make payment hereunder on or before the date on which such payment becomes due and payable and the continuation of such failure unremedied for thirty (30) days after written notice thereof has been given to the Licensee by Bio-Products;

(b)
The Licensee’s failure to observe or perform any covenant, condition or agreement contained in this Agreement and the continuation of such failure unremedied for thirty (30) days after written notice thereof has been given to the Licensee by Bio-Products, unless such breach can not be remedied within such thirty (30) days for reasons beyond the Licensee’s control, in which case the Licensee shall have a reasonable time within which to remedy such breach; or

(c)
Any warranty or representation made herein by the Licensee and contained in this Agreement, shall prove to have been false, misleading or incorrect in any material respect as of the date made, or shall have failed to state a fact necessary in order to make the statements made not misleading.

(d)
No termination of this Agreement shall relieve the Licensee of the obligation to pay Bio-Products all royalties, fees, and other payments accrued at the time of the termination, and to continue to pay all royalties, fees, and other payments from the continued operation of existing facilities.

13.2  Bio-Products shall be in default of this Agreement in the event of:

(a)
Bio-Products’ failure to observe or perform any covenant, condition or agreement contained in this Agreement or in the UAH License and the continuation of such failure unremedied for thirty (30) days after written notice thereof shall have been given to Bio-Products by the Licensee;

(b)
Any warranty or representation made herein by or on behalf of Bio-Products, contained in this Agreement or in the UAH License, shall prove to have been false, misleading or incorrect in any material respect as of the date made, or shall have failed to state a fact necessary in order to make the statements made not misleading; or

(c)
If at any time Bio-Products defaults in its duties in connection with, or by its conduct attempts to or actually terminates the UAH License which default and/or termination affects or terminates the ability of Bio-Products to grant the license contained in this Agreement, or affects or terminates the Licensee’s ability to continue operation of existing plants or build new plants.

13.3  The Licensee shall have the following remedies for breach or default of this Agreement or the UAH License by Bio-Products:

(a)
Upon Bio-Products’ breach or termination of the UAH License or this Agreement, such that the breach or termination has affected the ability of Licensee to continue operation of existing plants and preclusion of building new plants; the Licensee may at its option terminate this Agreement and contract directly with UAFI as provided in this Agreement. The Licensee and any sub-licensee shall utilize the Technology, free of any royalties, fees, and other amounts accrued through the date of such default or breach and thereafter.

(b)
In addition to any other right or remedy available to the Licensee under this Agreement or in law or equity, upon Bio-Products’ breach or default of this Agreement or the UAH License, the Licensee shall be entitled to withhold and/or offset any and all royalties or other fees due to Bio-Products under this Agreement.

(c)
Notwithstanding anything to the contrary in this Agreement, the Licensee may terminate this Agreement at any time upon six (6) months prior written notice to Bio-Products, at which time the Licensee will cease utilizing the Technology, and pay to Bio-Products any royalties, fees and other amounts accrued though the date of such termination. Immediately upon termination of this Agreement all rights, privileges and licenses granted to the Licensee hereunder shall revert to Bio-Products, including all sub-licenses of facilities granted by the Licensee.

13.4  Upon the Licensee’s breach of this Agreement and its failure to cure said breach as provided above in 13.1, Bio-Products may, at its option, (i) terminate this Agreement, at which time Licensee shall cease utilizing the Technology and such termination shall relieve Licensee of its obligations to pay Bio-Products any further royalties or fees other than those fees and royalties already accrued through the date of termination and all sub-licenses granted by the Licensee shall be assigned to Bio-Products; or (ii) Bio-Products may seek to recover such damages to which it may be entitled by applicable law, including but not limited to, equitable and injunctive relief.

13.5(a)
Any claim or controversy arising out of or relating to this Agreement, or the breach thereof, including without limitation the right of any Party hereto to terminate this Agreement, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its then current Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof The arbitration shall be before one neutral arbitrator to be selected in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The parties shall have all rights to pre-arbitration discovery pursuant to the Federal Code of Civil Procedure.

(b)
Neither of the Parties nor the arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Parties except to counsel, accountants, and other need to know professionals.

(c)	All fees and expenses of the arbitration shall be born by the Parties equally. However, each Party shall bear the expense of its own counsel, experts, witnesses, and preparation of proofs.

(d)
In the event that a claim or controversy over the right of any Party to terminate this Agreement shall be submitted for arbitration, this Agreement shall continue in full force and effect, and the termination shall be of no effect, until the arbitrator renders a final decision.

13.6  In the event of the commencement of a voluntary case under the Bankruptcy Code by the Licensee, or Licensee’s acquiescence in any involuntary petition under the Bankruptcy Code which voluntary or involuntary case remains undismissed for a period of ninety (90) days or more, the right and license conferred under this Agreement shall automatically become and shall thereafter be null and void. The commencement of a voluntary case under the Bankruptcy Code by Bio-Products, or Bio-Products’ acquiescence in an involuntary petition under the Bankruptcy Code, which voluntary or involuntary case remains undismissed for a period of ninety (90) days or more, shall be treated as a material breach of the Agreement.

ARTICLE XIV - GENERAL PROVISIONS

14.1  The titles of the various articles and sections of this Agreement are solely for convenience of reference and are not part of this Agreement for purposes of interpreting the provision hereof.

14.2  The Licensee may assign all of its rights and obligations under, and all of its interest in, this Agreement, including without limitation the license granted hereby, either (i) in a transaction accompanied by the sale or other transfer of the Licensee’s entire business, its stock, or substantially all of its assets, or (ii) to any other entity owned by the same shareholders of Licensee and this Agreement shall be binding upon, and inure to the benefit of, any such successor or assign of the Licensee, provided that Bio-Products consents in writing, such assignment shall not be unreasonably conditioned, withheld, or delayed.

14.3  Nothing in this Agreement shall be deemed or construed to constitute or to create a partnership, joint venture or agency between the Parties. Except as may be otherwise provided herein, neither Party shall have any authority to bind the other Party in any respect.

14.4  If any provision of this Agreement is or becomes unenforceable under any law of mandatory application, it is the intent of the Parties hereto that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.

14.5  The waiver by any Party of any failure on the part of any other Party to perform any of its obligations under this Agreement shall not be construed as a waiver of any failure or continuing failure or failures, whether similar or dissimilar thereto.
14.6  This Agreement, including the exhibits hereto, constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements between the Parties, whether oral or written, related to the subject matter hereof This Agreement may be amended or modified only by a written instrument executed by the authorized representatives of the Parties hereto.

14.7  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, constitute a single document. This Agreement may be executed by each Party on separate copies, which copies, when combined so as to include the signatures of all Parties, shall constitute a single counterpart of this Agreement.

14.8  This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

14.9  Each Party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

14.10  For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of Huntsville, Alabama.

14.11  This Agreement and all exhibits contain the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such Parties’ agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understanding, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

14.12  Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders.

14.13  Subject to any restriction on transferability contained in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and permitted assigns of each Party to this Agreement. Nothing in this Paragraph shall create any rights enforceable by any Third Party that is not a Party to this Agreement, except for the rights of the successors-in-interest and permitted assigns of each Party to this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified Third Parties.

14.14 Except as otherwise provided in this Agreement, in the event any litigation, arbitration, mediation, or other proceeding (“Proceeding”) in initiated by any Party against any other Party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing Party in such Proceeding shall be entitled to recover from the unsuccessful Party all costs, expenses, and reasonable attorneys’ fees relating to or arising out of (a) such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorneys’ fees.

14.15  Any notice or other communication pursuant to this Agreement shall be sufficiently made or given five days after the date sent, postage pre-paid, by certified mail, return receipt requested, if sent to the following addresses or to such other address as the Party may from time to time designate other Parties in writing:

In the case of Bio-Products International, Inc.:

Dr. Michael H. Eley, President & CEO
BlO-PRODUCTS INTERNATIONAL, INC.
3317 Clifford Road, NW
Huntsville, Alabama 35810 USA
256-852-3139	(phone)
256-436-6992	(cellular)
256-824-6305	(fax)
e1eym~email.uah.edu (e-mail)

In the case of International Waste Processors, Inc.:

Philip S. Pesin, President
INTERNATIONAL WASTE PROCESSORS, INC.
27368 Via Industria, Suite 113
Temecula, California 92590 USA
951-719-1104	(phone)
951-551-7279	(cellular)
951-719-1139	(fax)
phil@pesinlaw.com (e-mail)

Each Party shall make a reasonable, good faith effort to ensure that it will accept or receive notices to it that are given in accordance with this paragraph. A Party may change its address for purposes of this paragraph by giving the other Parties written notice of a new address in the manner set forth above.

14.16 In the event either Party hereto shall be rendered wholly or partly unable to perform its obligations under this Agreement by reason of causes beyond its control, including but not limited to acts of Nature, acts of terrorism, acts, omissions, or regulation of any government or agency thereof, judicial action, labor disputes, or transportation failure, except as specified herein, the performance of the obligations of such Party insofar as it is affected by such conditions shall be suspended for the duration of such condition, provided the Party affected advises the other Party of the basis of its inability within ten (10) days of the beginning of such known inability. After the cessation of the condition causing such inability, the Party suffering such inability shall have a period of thirty (30) days to restore its operation(s) and restore its obligations to the other Party.

14.17  No representations have been made regarding taxes, it being understood by each of the Parties that each such Party accepts full responsibility for calculation of and payment of his or its taxes, levies, duties or other charges incurred or imposed as a consequence of this Agreement and the transactions described herein.

14.18  This Agreement shall become effective when it has been executed by all of the Parties to this Agreement.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to duly execute and deliver this Agreement effective as of the date written above.

BIO-PRODUCTS INTERNATIONAL, INC.

By:	/s/ Michael H. Eley
Dr. Michael H. Eley, President & CEO

INTERNATIONAL WASTE PROCESSORS, INC.

By:	/s/ Philip Pesin
Philip S. Pesin, President